EXHIBIT G


                    ASSIGNMENT AND ASSUMPTION AGREEMENT

          THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is entered into this 31st day of May, 2000, among Baan Company B.V., a company organized under the laws of The Netherlands ("Assignor"), and Invensys plc, a public limited company organized under the laws of England and Wales ("Assignee").

          WHEREAS, Assignor and Assignee desire to enter into that certain offer agreement by and among Assignor, Assignee and certain of Assignee's affiliates (the "Offer Agreement");

          WHEREAS, Assignor has entered into a Termination and Standstill Agreement (the "Termination Agreement") dated as of May 29, 2000 between Assignor and Fletcher International Limited, a company organized under the laws of the Cayman Islands ("Fletcher").

          WHEREAS, the rights and obligations of Assignor under Section 4 of the Termination Agreement are freely transferable; and

          WHEREAS, in order to induce Assignee and certain of Assignee's affiliates to enter into the Offer Agreement, the parties hereto have agreed to enter into this Assignment and Assumption Agreement.

          NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

          1. Assignor, on behalf of itself and its affiliates, hereby transfers and assigns to Assignee all of Assignor's and its affiliates' right, title and interest, of whatever kind or nature, whether contingent or absolute to purchase the Fletcher Shares pursuant to, and all other rights under, Section 4 of the Termination Agreement (the "Rights").

          2. Assignee hereby accepts the transfer and assignment of the Rights and assumes and agrees to perform all obligations of Assignor in connection with the Rights (including, without limitation, the payment of the purchase price for the Fletcher Shares).

          3. Assignor acknowledges and agrees that Assignee will have the right to assign its rights hereunder to any direct or indirect wholly owned subsidiary of Assignee; provided that no such assignment shall relieve Assignee of its obligations under this Assignment and Assumption Agreement, including, without limitation, its obligation to perform all obligations of Assignor in connection with the Rights.

          4. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Termination Agreement.

          5. This Assignment and Assumption Agreement may be executed in counterparts and shall be effective when each party has executed and delivered a counterpart. All such counterparts together shall constitute one and the same letter agreement. No term or provision of this Assignment and Assumption Agreement may be waived, modified or amended unless both parties have executed a written instrument evidencing the same.

          6. This Assignment and Assumption Agreement shall be governed by and construed in accordance with the laws of New York (without giving effect to the principles of conflicts of law).

          IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Assignment and Assumption Agreement on the date first above written.

                              Assignor:
                              --------

                              BAAN COMPANY N.V.

                              By:  /s/ Pierre J. Everaert
                                 -------------------------------
                                 Name:  Pierre J. Everaert
                                 Title: Interim CEO

                              Assignee:
                              --------

                              INVENSYS PLC

                              By:  /s/ John B. Saunders
                                 -------------------------------
                                 Name:  John B. Saunders
                                 Title: Attorney in fact